Exhibit 99.1

Pulmatrix Announces Year-End and Q4 Financial 2021 Results and Provides Corporate Update

LEXINGTON, Mass., March 29, 2022 — Pulmatrix, Inc. (NASDAQ: PULM), a clinical-stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary and non-pulmonary disease using its patented iSPERSE™ technology, today announced fourth quarter and year-end financial results for 2021 and provided a corporate update.

Ted Raad, Chief Executive Officer of Pulmatrix commented, “I am excited about the future of Pulmatrix. We are well-positioned financially and operationally to advance multiple programs into the clinic as we continue to leverage our iSPERSETM technology to address significant unmet medical needs. With funding into Q1 2024, we have the opportunity to reach meaningful upcoming data milestones and we have strengthened the organization with several key hires, including the recent appointment of a new Chief Medical Offer, Dr. Margaret Wasilewski.”

2021 and Recent Program and Corporate Highlights

Pulmazole

●	On January 27, 2021, the Company conducted a Type-C meeting with FDA to finalize its plans to commence a Phase 2b study with topline data on registrational endpoints in allergic bronchopulmonary aspergillosis (ABPA). If successful, these data may enable a Phase 3 registration study.

●	On November 9, 2021, the Company announced the positive resolution of a contractual dispute with Cipla, thereby allowing Pulmatrix and Cipla to progress together toward the Phase 2b study in ABPA that aims to provide data on potential registrational endpoints in ABPA. Pulmatrix expects to initiate patient dosing for the Phase 2b study in Q1 2023 and to deliver top-line data by mid-2024.

PUR3100

●	On April 23, 2021, the company hosted a Key Opinion Leader event on PUR3100, an orally-inhaled dihydroergotamine (DHE) therapy. Migraine experts highlighted the potential benefits that PUR3100 (iSPERSE-enabled DHE) may provide to improve the standard of care and address the unmet needs of acute migraine sufferers.

●	On January 25, 2022, the Company conducted a Type-C meeting with the FDA. This meeting along with pre-IND written responses has helped define the overall non-clinical and clinical program. The next trial will be a Phase 1 study in Australia allowing for generation of the most comprehensive dataset in a cost and time-efficient manner so as to have Phase 1 data in 2022. This study will form the basis for a US IND.

●	The Phase 1 study is intended to assess not only safety, tolerability, and pharmacokinetics of PUR3100 in humans, but also provide preliminary comparative bioavailability data to support the use of the 505(b)(2) pathway for marketing authorization. The Company anticipates initiating patient dosing for the Phase 1 study in Australia in Q3 2022, with top-line data anticipated in Q4 2022. A Phase 2 study to determine efficacy will be conducted in migraine patients evaluating two doses that were selected based on the Phase 1 study results. This study is projected to commence dosing in Q2 2023 with data by year-end 2023.

PUR1800

●	On August 18, 2021, the Company announced that results from 6-month and 9-month pre-clinical toxicology studies demonstrated no progression of 28-day findings, suggesting potential for chronic dosing of PUR1800 in indications beyond acute exacerbations of chronic obstructive pulmonary disease (AECOPD) including, but not limited to, steroid resistant asthma, chronic obstructive pulmonary disease (COPD) and idiopathic pulmonary fibrosis (IPF).

●	On March 21, 2021, the company announced that PUR1800 achieved the primary endpoint of safety and tolerability in a Phase 1b clinical study with no serious adverse events observed. Preliminary pharmacokinetic and pharmacodynamic data are supportive of continued PUR1800 development in its primary therapeutic target of AECOPD as well other chronic inflammatory airway disease such as severe asthma, COPD and IPF. The Company plans to release more detailed results of the Phase 1b clinical study results at a relevant medical conference in the future.

Corporate Highlights

●	On December 17, 2021, the Company announced the closing of a $6.75 million registered direct offering. Combined with $40 million raised in February 2021, the total funds raised in 2021 equaled $46.75 million in gross proceeds. The Company anticipates that its cash position is sufficient to fund operations into Q1 2024 and enable Pulmatrix to pursue clinical data milestones for PUR3100 Phase 1 and Phase 2 and Pulmazole Phase 2b trials.

●	On February 28, the Company completed a reverse stock-split at a ratio of 1-for-20 (the “Reverse Split”) which reduced the number of outstanding shares of the Company’s common stock from approximately 65.9 million shares to 3.3 million shares. The number of authorized shares of the Company’s common stock remains at 200,000,000.

●	On March 1, the Company announced the hiring of Dr. Margaret Wasilewski as the Company’s Chief Medical Officer. Dr. Wasilewski leverages over 25 years of experience in pharmaceutical drug development.

●	On March 17, the Company announced that it regained compliance for its listing on Nasdaq, allowing continued access to capital markets and liquidity for its investors.

Fourth Quarter and Year-End Financial Results

Revenue was $5.2 million for the year ended December 31, 2021 as compared to $12.6 million for the year ended December 31, 2020, a decrease of $7.5 million. The decrease is related to $3.4 million fewer reimbursable pass-through expenses under our collaboration agreements and a $0.9 million decrease in license related revenues due to a pause in the development activities under the collaboration with Cipla during 2021, and a $3.2 million decrease in license related revenues under our prior collaboration agreement with Johnson & Johnson Enterprise Innovation.

Research and development expense was $15.4 million for the year ended December 31, 2021, as compared to $15.6 million for the year ended December 31, 2020, a decrease of $0.2 million. The decrease was primarily due to a decrease in spend of $2.5 million related to the Company’s PUR1800 program as well as a decrease in spend of $1.7 million related to the Phase 2 Pulmazole clinical trial due to its COVID-19-related termination in 2020. This amount was then partially offset by increased spend of $3.2 million on pre-clinical and manufacturing costs related to our PUR3100 program, in addition to $0.8 million of operating costs in support of our overall clinical and pre-clinical programs.

General and administrative expense was $6.4 million for the year ended December 31, 2021, as compared to $6.9 million for the year ended December 31, 2020, a decrease of $0.5 million. The decrease was primarily due to decreased employment costs of $0.5 million.

Our total cash and cash equivalents balance as of December 31, 2021 was $53.8 million.

PULMATRIX, INC.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	Year ended December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$53,840	$31,657
Accounts receivable	67	84
Prepaid expenses and other current assets	871	723
Total current assets	54,778	32,464
Property and equipment, net	321	361
Operating lease right-of-use asset	2,093	1,489
Long-term restricted cash	1,625	204
Goodwill	-	3,577
Total assets	$58,817	$38,095
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$839	$851
Accrued expenses	1,233	2,028
Operating lease liability	1,431	1,135
Deferred revenue	939	4,166
Total current liabilities	4,442	8,180
Deferred revenue, net of current portion	6,069	6,168
Operating lease liability, net of current portion	857	608
Total liabilities	11,368	14,956

Stockholders’ equity:
Series A Convertible Preferred stock, $0.0001 par value — 500,000 shares authorized at December 31, 2021 and December 31, 2020, respectively; 1,830 and no shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	1,081	-
Common stock, $0.0001 par value — 200,000,000 shares authorized at December 31, 2021 and December 31, 2020; 3,222,037 and 1,805,250 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	-	-
Additional paid-in capital	301,008	257,608
Accumulated deficit	(254,640)	(234,469)
Total stockholders’ equity	47,449	23,139
Total liabilities and stockholders’ equity	$58,817	$38,095

PULMATRIX, INC.

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Year ended December 31,
	2021	2020
Revenues	$5,169	$12,634

Operating expenses:
Research and development	15,382	15,609
General and administrative	6,377	6,887
Impairment of goodwill	3,577	-
Total operating expenses	25,336	22,496
Loss from operations	(20,167)	(9,862)
Other income/(expense):
Interest income	7	82
Warrant inducement expense	-	(9,289)
Other expense, net	(11)	(239)
Total Other income/(expense)	(4)	(9,446)
Net loss	(20,171)	(19,308)
Less: Deemed dividend - beneficial conversion feature of preferred stock	(3,197)	-
Net loss attributable to common stockholders	$(23,368)	$(19,308)
Net loss per share attributable to common stockholders - basic and diluted	$(8.63)	$(13.43)
Weighted average common shares outstanding - basic and diluted	2,708,558	1,437,666

About Pulmatrix, Inc.

Pulmatrix is a clinical-stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary and non-pulmonary disease using its patented iSPERSE™ technology. The Company’s proprietary product pipeline includes treatments for serious lung diseases, such as allergic bronchopulmonary aspergillosis (“ABPA”), Chronic Obstructive Pulmonary Disease (“COPD”), and neurologic disorders such as acute migraine. Pulmatrix’s product candidates are based on its proprietary engineered dry powder delivery platform, iSPERSE™, which seeks to improve therapeutic delivery to the lungs by maximizing local concentrations and reducing systemic side effects to improve patient outcomes.

Forward-Looking Statements

Certain statements in this letter that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements of historical fact and may be identified by words such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,” “forecasts,” “guides,” “intends,” “is confident that”, “may,” “plans,” “seeks,” “projects,” “targets,” and “would,” and their opposites and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the impact of the novel coronavirus (COVID-19) on the Company’s ongoing and planned clinical trials; the geographic, social and economic impact of COVID-19 on the Company’s ability to conduct its business and raise capital in the future when needed; delays in planned clinical trials; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; the ability to secure and enforce legal rights related to the Company’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the SEC, including its most recent annual report on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:

Timothy McCarthy, CFA
917-679-9282
tim@lifesciadvisors.com